EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-1 of our report dated February 11, 2010, except for Note 21, as to which the date is April 23, 2010, relating to the consolidated financial statements of Charm Communications Inc. as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009, and the financial statement schedule of Charm Communications Inc. appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Our Summary Consolidated Financial Data”, “Selected Condensed Consolidated Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, People’s Republic of China
April 27, 2010